Exhibit 99.1

Trinity Capital Inc. Reports Second Quarter 2020 Financial Results

PHOENIX, Nov. 12, 2020 /PRNewswire/ -- Trinity Capital Inc. (“Trinity Capital” or the “Company”), a leading specialty lending company that provides debt, including loans and equipment financing, to growth stage companies backed by technology banks, venture capital and private equity firms, today announced its financial results for the quarter ended September 30, 2020.

Third Quarter 2020 Highlights

●	Total investment income of $13.5 million
●	Net investment income of $5.5 million, or $0.31 per share
●	Aggregate investment commitments of $55.9 million
●	Total gross fundings of $35.9 million, comprised of $17.7 million across 4 new portfolio companies and $18.2 million across 8 existing portfolio companies
●	Investment portfolio of $425.5 million at fair value
●	Net asset value (“NAV”) per share increased to $13.01 from $12.61, up 3.2% from Q2 2020
●	Dividend distribution of $0.27 per share declared for the third quarter, consistent with the prior quarter and providing 115% coverage by NII

Year-to-date ending September 30, 2020 Highlights

●	Total investment income of $39.6 million
●	Net investment income of $18.0 million or $1.00 per share
●	Aggregate investment commitments of $157.7 million
●	Total gross fundings of $137.5 million

Steven Brown, Chairman and Chief Executive Officer of Trinity Capital, commented, “During the third quarter we originated $55.9 million in commitments, net investment income was $0.31 per share comfortably covering our distribution, and NAV per share increased to $13.01. Improved market conditions enhanced our unrealized gains, which were accretive to earnings.”

“The venture capital industry has demonstrated resilience amidst the current environment and fundraising has largely continued through the first nine months of the year, presenting what we believe are attractive opportunities to well-capitalized companies with diversified portfolios, disciplined sourcing criteria and niche venture lending expertise. While the current environment remains uncertain in light of the coronavirus (“COVID 19”) pandemic, we believe that our strong capital position, specialized approach for evaluating growth stage companies, expansive direct origination networks, rigorous credit and underwriting standards and scalable technology infrastructure positions us to continue growing our presence in the venture lending space.”

Brown added, “We continue to monitor and work closely with our portfolio companies as they assess the impact of the COVID-19 pandemic on their business operations and believe we are well positioned with our liquidity to support our portfolio management teams as they navigate these uncertain economic times.”

Background

Trinity Capital Inc. is an internally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Act of 1940 and intends to elect to be treated as a regulated investment company for U.S. federal income tax purposes. On January 16, 2020, following the completion of an equity and a debt capital offering, Trinity Capital completed several acquisitions to consolidate select affiliate funds into its current structure. More information on these topics can be found within the Company’s Securities and Exchange filings.

Results of Operations

For the three months ended September 30, 2020, total investment income was $13.5 million, which represents an approximate effective yield of 14.1% on the investments during the period. This compares to total expenses of $8.0 million, resulting in net investment income of approximately $5.5 million, or $0.31 per share.

During the third quarter, the Company realized net losses on investments during the quarter of approximately $1.5 million, comprised of approximately $1.2 million from warrants that expired or were terminated during the quarter and approximately $300,000 of net losses on loans.

Trinity recorded net unrealized appreciation of $8.3 million during the third quarter, primarily related to the mark-to-market recovery of our debt, warrant and equity investments.

The Company generated a net increase in net assets from operations of $12.3 million or $0.68 per share, a net increase of $0.30 per share over the prior quarter.

Net Asset Value

As of September 30, 2020, NAV per share increased by $0.40 per share or 3.2% to $13.01, compared to $12.61 for the prior period. The increase in NAV per share was primarily driven by the aforementioned results from operations and net change in unrealized appreciation from investments offset by the $0.27 per share dividend paid during the quarter. Total net assets at the end of the third quarter were $237.3 million, an increase of $8.7 million or 3.8% as compared to $228.6 million at the end of the prior quarter.

Portfolio and Investment Activity

As of September 30, 2020, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $425.5 million and was comprised of approximately $273.6 million in secured loans, $107.8 million in equipment financings, $31.2 million in equity investments, and $12.9 million in warrants, across 81 portfolio companies.

During the third quarter, the Company originated $55.9 million of total new commitments. Third quarter fundings, totaled approximately $35.9 million, comprised of approximately $17.7 million of investments in 4 new portfolio companies and approximately $18.2 million of investments in 8 existing portfolio companies, with an additional $20.0 million funded on October 1, 2020 related to an unfunded commitment as of September 30, 2020. Proceeds received from repayments of the Company’s investments totaled approximately $38.3 million which included $20.5 million from early repayments. On a cost basis, the portfolio declined slightly by $1.6 million while increasing by $6.6 million on a fair value basis.

As of the end of the third quarter, loans to four portfolio companies were on non-accrual status with a total fair value of approximately $4.1 million, or 1.0% of our investment portfolio at fair value. One loan was placed on non-accrual during the quarter.

The following table shows the distribution of our loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of September 30, 2020 (dollars in thousands):

Designation	Investment Risk Rating Scale Range	Company Count	Investments at Fair Value	Percentage of Total Portfolio
Very Strong Performance	4.0 - 5.0	5	$59,767	15.8%
Strong Performance	3.0 - 3.9	28	187,844	49.3%
Performing	2.0 - 2.9	22	130,263	34.2%
Watch	1.6 - 1.9	—	—	0.0%
Default/Workout	1.0 - 1.5	3	3,502	0.7%
	Total	58	$381,376	100.0%

At September 30, 2020, our loan and equipment financing investments had a weighted average risk rating score of 3.2, consistent with the prior quarter.

Liquidity and Capital Resources

At September 30, 2020, the Company had approximately $93.1 million in available liquidity, including $36.3 million in cash and cash equivalents. At the end of the period, the Company had $56.8 million in available borrowing capacity under its credit facility, subject to existing terms and advance rates and regulatory and covenant requirements. As of that same date, the Company had approximately $16.3 million of restricted cash, of which $15.6 million relates to the Company’s credit agreement covenants, and approximately $0.7 million is held in escrow.

Distributions

Trinity Capital’s distribution reinvestment plan provides for the reinvestment of distributions in the form of common stock on behalf of its stockholders unless a stockholder has elected to receive distributions in cash.

On November 9, 2020, the Company’s Board of Directors declared a distribution of $0.27 per share with respect to the quarter ended September 30, 2020, payable on December 4, 2020 to shareholders of record as of November 20, 2020, consistent with the prior quarter.

Conference Call

Trinity Capital will hold a conference call to discuss its third quarter 2020 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Wednesday, August 12, 2020.

To listen to the call, please dial (888) 285-0969, or (706) 758-9224 internationally, and reference Conference ID: 5056429 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial 855-859-2056 or (404) 537-3406 and enter the passcode 5056429.

About Trinity Capital Inc.

Trinity, an internally managed specialty lending company that has elected to be regulated as a business development under the Investment Company Act of 1940, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity’s investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies. For more information, please visit https://trincapinvestment.com/.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission (“SEC”). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company’s financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed quarterly report on Form 10-Q and subsequent SEC filings.

Contact

Vibhor Garg
Director, Marketing
Trinity Capital, Inc.
ir@trincapinvestment.com

Trinity Capital, Inc.
Consolidated Statements of Assets and Liabilities
(dollars in thousands, except share and per share data)

	September 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Investments at fair value:
Control investments (cost of $57,147 and $0, respectively)	$49,797	$—
Affiliate investments (cost of $25,760 and $0, respectively)	26,231	—
Non-control / Non-affiliate investments (cost of $356,415 and $0, respectively)	349,456	—
Total investments (cost of $439,322 and $0, respectively)	425,484	—
Cash and cash equivalents	36,323	—
Restricted cash	16,331	—
Interest receivable	3,158	—
Deferred financing costs	—	3,525
Deferred offering costs	—	2,677
Prepaid expenses	511	—
Other assets	621	—
Total assets	$482,428	$6,202

LIABILITIES
Credit facility, net of $2,589 and $0, respectively, of unamortized deferred financing costs	$112,411	$—
Notes payable, net of $4,822, and $0, respectively, of unamortized deferred financing costs	120,178	—
Accounts payable and accrued liabilities	5,051	5,668
Due to related party	—	1,058
Other liabilities	7,463	—
Total liabilities	245,103	6,726

Commitments and contingencies (Note 6)

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 18,236,043 and 10 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively)	18	—
Paid-in capital in excess of par	262,534	—
Distributable earnings (accumulated loss)	(25,227)	(524)
Total net assets	237,325	(524)
Total liabilities and net assets	$482,428	$6,202
NET ASSET VALUE PER SHARE	$13.01	$(52,418.20)

Trinity Capital, Inc.
Consolidated Statements of Operations
(in thousands except share and per share data)

(Unaudited)

	For the Three	For the Nine
	Months Ended	Months Ended
	September 30, 2020	September 30, 2020
INVESTMENT INCOME:
Interest income:
Control investments	$1,045	$2,617
Affiliate investments	144	876
Non-Control / Non-Affiliate investments	11,372	33,322
Total interest income	12,561	36,815
Fee income:
One-time fee income:
Non-Control / Non-Affiliate investments	968	2,806
Total fee income	968	2,806
Total investment income	13,529	39,621

EXPENSES:
Interest expense and other debt financing costs	3,965	12,554
Compensation and benefits	2,782	5,841
General and administrative	1,237	3,265
Total expenses	7,984	21,660

NET INVESTMENT INCOME	5,545	17,961

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Control investments	—	—
Affiliate investments	—	—
Non-Control / Non-Affiliate investments	(1,490)	(4,374)
Net realized loss from investments	(1,490)	(4,374)

NET CHANGE IN UNREALIZED APPRECIATION / (DEPRECIATION) FROM INVESTMENTS:
Control investments	818	(7,350)
Affiliate investments	2,605	471
Non-Control / Non-Affiliate investments	4,856	(6,957)
Net change in unrealized appreciation/(depreciation) from investments	8,279	(13,836)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS BEFORE FORMATION COSTS	12,334	(249)
Costs related to the acquisition of Trinity Capital Holdings and Legacy Funds	—	(15,586)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$12,334	$(15,835)

NET INVESTMENT INCOME PER SHARE - BASIC AND DILUTED	$0.31	$1.00

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC AND DILUTED	$0.68	$(0.88)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	18,166,491	18,033,173